EXHIBIT 10.78

Form of Global Restricted Stock Unit Agreement
(AUS Employees)
2022 Award (with stretch incentive)

PEABODY ENERGY CORPORATION
2017 INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
THIS GLOBAL RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), effective as of [__] January 2022, is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary of the Company (the “Grantee”). The Grant Date for the Restricted Stock Units evidenced by this Agreement is [__] January 2022 (the “Grant Date”).
WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement;
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its key employees have reasonable restrictive covenants in place;
WHEREAS, the Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing;
WHEREAS, the Company deems it essential to the optimal functioning of its business to have its key employees provide advance notice to the Company of their termination of employment; and
WHEREAS, the Compensation Committee of the Board (the “Committee”) has determined that, subject to the provisions of this Agreement and the Plan, it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock Units evidenced hereby to the Grantee as an incentive for his or her efforts during his or her term of service with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence such Restricted Stock Units.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.

Section 1.1 - “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
Section 1.2 - “Award” shall mean the number of Restricted Stock Units evidenced by this Agreement.
Section 1.3 - “Plan” shall mean the Peabody Energy Corporation 2017 Incentive Plan, as amended or amended and restated from time to time.
Section 1.4 - “Retirement” shall mean, for purposes of this Agreement, a Termination of Service, other than for Cause, death or Disability, on or after reaching age 65 or age 60 with five (5) years of service with the Company or a Subsidiary.
Section 1.5 - “Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.
ARTICLE II
GRANT OF RESTRICTED STOCK UNITS
Section 2.1 - Grant of Restricted Stock Units. Pursuant to Section 9 of the Plan, the Company has granted to the Grantee an Award consisting of the number of Restricted Stock Units set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement and the Plan. The grant of the Restricted Stock Units was made in consideration of the services to be rendered by the Grantee to the Company and its Subsidiaries and Affiliates and the Grantee’s obligations under the Restrictive Covenant Agreement (as referenced in Article V).
Section 2.2 - No Obligation of Employment. Nothing in this Agreement or in the Plan shall be interpreted as forming or amending an employment or service contract with the Company nor shall it confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which rights are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.
Section 2.3 - Nature of Grant. In accepting the Restricted Stock Units, the Grantee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;
(d)the Grantee is voluntarily participating in the Plan;
(e)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension, retirement or welfare benefits or similar mandatory payments;
(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;
(h)unless otherwise agreed with the Company, the Restricted Stock Units and the Shares underlying the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a Subsidiary or Affiliate; and
(i)if the Grantee is providing services outside of the United States (“U.S.”):
(i)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the Restricted Stock Units or any Shares delivered to the Grantee upon vesting of the Restricted Stock Units or of any proceeds resulting from the Grantee’s sale of such Shares.

Section 2.4 - Adjustments in Restricted Stock Units. In the event of the occurrence of one of the corporate transactions or other events listed in Section 4.2 or 13.2 of the Plan, the Committee shall make such substitution or adjustment as provided in Sections 4.2 or 13.2 of the Plan or otherwise in the terms of the Restricted Stock Units in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.
Section 2.5 - Change in Control. In the event of a Change in Control, the treatment of the Restricted Stock Units evidenced hereby will be determined in accordance with the Plan.

ARTICLE III
VESTING AND FORFEITURE OF RESTRICTED STOCK UNITS
Section 3.1 - Normal Vesting. Subject to Sections 2.5, 3.2 and 3.3, the Restricted Stock Units evidenced by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Article IV as follows:
(a)Retirement-Eligible Grantee. If the Grantee is eligible for Retirement as of the Grant Date, the Restricted Stock Units shall vest in substantially equal installments on each of the quarterly anniversaries of the Grant Date during the period beginning on the Grant Date and ending on the second anniversary of the Grant Date, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through each such date.
(b)Non-Retirement-Eligible Grantee. If the Grantee is not eligible for Retirement as of the Grant Date, the Restricted Stock Units shall vest in substantially equal installments on each of the first and second anniversaries of the Grant Date, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through each such date.
(c)Special Rule. If the Grantee becomes eligible for Retirement after the Grant Date, the provisions of Section 3.1(a) above shall apply on and after the date the Grantee becomes eligible for Retirement. However, on the first quarterly anniversary of the Grant Date following the date on which the Grantee becomes eligible for Retirement, a portion of the Restricted Stock Units shall vest. Such vesting portion shall equal the result of the following formula: X multiplied by (Y/4), where “X” is equal to one-half of the aggregate number of Restricted Stock Units granted under this Agreement, and “Y” is equal to the number of full calendar quarters that have elapsed between the Grant Date (or the most recent annual anniversary of the Grant Date) and the then current quarterly anniversary of the Grant Date.
(d)Example. The following example of the operation of Sections 3.1(b) and (c) hereof is for illustrative purposes only. A non-Retirement-eligible individual receives 360 Restricted Stock Units on January 2, 2021. On January 2, 2022, 180 of the Restricted Stock Units vest and become non-forfeitable. On July 1, 2022, such individual becomes eligible for Retirement. Vesting of 90 Restricted Stock Units would occur on July 2, 2022. On October 2, 2022 and each quarterly anniversary of the Grant Date thereafter until January 2, 2023, 45 Restricted Stock Units shall become vested (1/8 of the aggregate grant).
(e)For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries. Each installment of Restricted Stock Units that becomes nonforfeitable and payable hereunder is a “separate payment” for purposes of Section 409A.

Section 3.2 - Accelerated Vesting Events. Notwithstanding Section 3.1, upon the Grantee’s death or Disability, 100% of the unvested Restricted Stock Units evidenced by this Agreement shall, to the extent not already forfeited, become immediately nonforfeitable and shall be settled in accordance with Article IV below.
Section 3.3 - Effect of Certain Terminations of Service. The Grantee will forfeit any and all unvested Restricted Stock Units upon (a) the Grantee’s voluntary Termination of Service, (b) the Grantee’s Termination of Service by the Company or a Subsidiary for Cause, or (c) subject to Section 2.5, the Grantee’s Termination of Service by the Company or a Subsidiary without Cause.
Section 3.4 - Enhancement Restricted Stock Units.
(a)Promptly on or following the second anniversary of the Grant Date, the Committee, in its sole discretion, shall determine whether the Company has achieved the performance metrics set forth on Exhibit B attached hereto (the “Performance Metrics”). In the event the Committee determines that the Performance Metrics have been achieved, an additional number of Restricted Stock Units determined as set forth on Exhibit B attached hereto (the “Enhancement Restricted Stock Units”) shall vest and become nonforfeitable, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through the second anniversary of the Grant Date (except as otherwise set forth below). In the event that the Company does not achieve the Performance Metrics, all Enhancement Restricted Stock Units will be forfeited.
(b)Effect of Certain Terminations of Service. The Grantee will forfeit the unvested Enhancement Restricted Stock Units upon (i) the Grantee’s voluntary Termination of Service prior to becoming eligible for Retirement, (ii) the Grantee’s Termination of Service by the Company or a Subsidiary for Cause, or (iii) subject to Section 2.5, the Grantee’s Termination of Service by the Company or a Subsidiary without Cause prior to becoming eligible for Retirement.
(c)Retirement. In the event of the Grantee’s Termination of Service other than for Cause after becoming eligible for Retirement, the Enhancement Restricted Stock Units will remain eligible to vest and become nonforfeitable as set forth in Section 3.4(a), and, to the extent vested, shall be settled in accordance with Article IV below; provided that the number of Enhancement Restricted Stock Units eligible to vest and become nonforfeitable will be prorated based on the number of full months of the Grantee’s continuous employment during the period between the Grant Date and the second anniversary of the Grant Date.
(d)Death or Disability. In the event of the Grantee’s Termination of Service due to death or Disability prior to the second anniversary of the Grant Date, the Enhancement Restricted Stock Units will remain eligible to vest and become nonforfeitable as set forth in Section 3.4(a) and, to the extent vested, shall be settled in accordance with Article IV below.
Section 3.5 - For purposes of this Article III, the date of the Grantee’s Termination of Service will be the date the Grantee is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), and the Grantee’s employment will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Grantee’s Restricted Share Unit grant (including whether the Grantee may still be considered to be providing services while on a leave of absence).

ARTICLE IV
SETTLEMENT OF RESTRICTED STOCK UNITS
Section 4.1 - Settlement of Vested Restricted Stock Units. Subject to Sections 4.2 and 13.2 of the Plan and the exception set forth in Section 4.2 of this Agreement, as well as to any withholding obligations described in Section 6.4 of this Agreement, one Share will be issued or delivered for each nonforfeitable Restricted Stock Unit (including Enhancement Restricted Stock Units) evidenced by this Agreement as soon as practicable following the date on which the Restricted Stock Unit becomes nonforfeitable as set forth in Section 3.1, Section 3.2 or Section 3.4, as applicable, but in all cases within the “short term deferral” period determined under U.S. Treasury Regulation Section 1.409A-1(b)(4). For the sake of clarity, the settlement of Shares in respect of nonforfeitable Restricted Stock Units is intended to comply with U.S. Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. As a result, the Shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares subject to the Restricted Stock Units are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulation Section 1.409A-1(d).
Section 4.2 - Settlement of Restricted Stock Units Vested in Accordance with Section 3.1(a). Notwithstanding Section 4.1 of this Agreement, if the Grantee is eligible for Retirement as of the Grant Date or becomes eligible pursuant to Section 3.1(c) and the Restricted Stock Units vest in substantially equal installments on each of the quarterly anniversaries of the Grant Date pursuant to Section 3.1(a) or 3.1(c), the Shares underlying the vested Restricted Stock Units shall be issued or delivered upon the earlier of (a) each of the first and second year anniversaries of the Grant Date on or immediately following the quarterly vesting dates and (b) as soon as practicable following Retirement, but in all cases within the “short term deferral” period determined under U.S. Treasury Regulation Section 1.409A-1(b)(4) as described in Section 4.1 of this Agreement.
Section 4.3 - Forfeiture of Unvested Restricted Stock Units. To the extent that the Grantee does not vest in all or any portion of the Restricted Stock Units subject to the Award, all interest in such unvested Restricted Stock Units shall be forfeited upon the Grantee’s Termination of Service. The Grantee has no right or interest in any Restricted Stock Unit that is forfeited. Further, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the Grantee’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any).

Section 4.4 - Treatment of Fractional Restricted Stock Units. Notwithstanding anything in this Agreement to the contrary, in the event that any fractional Restricted Stock Unit is produced under the terms of the Plan or this Agreement, immediately prior to payment thereof, such fractional Restricted Stock Unit shall be rounded to the nearest whole Restricted Stock Unit; as a result, there will be no fractional Restricted Stock Units to settle under this Agreement.
ARTICLE V
CONDITION TO GRANT OF AWARD; OTHER PROVISIONS
Section 5.1 - Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Award unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit A, and such shall be in full force and effect. Nothing in this Agreement or the Restrictive Covenant Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
Section 5.2 - Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least (90) days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of the Grantee’s employment unless it complies with Section 6.6 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case the Grantee’s employment with the Company or a Subsidiary or Affiliate will terminate on the date determined by the Company.
Section 5.3 - Breach of Restrictive Covenant Agreement or Section 5.2. Subject to Section 5.1, if the Grantee materially breaches any provision of the Restrictive Covenant Agreement or Section 5.2 hereof, the Company may, among other available remedies, determine that the Grantee (a) will forfeit any unpaid portion of the Restricted Stock Units evidenced by this Agreement and (b) will repay to the Company any portion of the Restricted Stock Units evidenced by this Agreement previously paid to the Grantee.
Section 5.4 - Conditions to Issuance of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates (or other documentation that indicates ownership) for Shares paid hereunder prior to the fulfillment of both of the following conditions:
(a)The obtaining of approval or other clearance from any state, federal or foreign governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable; and
(b)The lapse of such reasonable period of time following the grant as the Committee may establish from time to time for administrative convenience (subject to, and in compliance with the requirements of Section 409A, including any requirements necessary to comply with U.S. Treasury Regulation Section 1.409A-1(b)(4)).

Section 5.5 - Rights as a Shareholder; Dividend Equivalents. The Grantee shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying Restricted Stock Units evidenced by this Agreement unless and until certificates representing such Shares shall have been issued by the Company to the Grantee or such ownership has otherwise been indicated and documented by the Company. From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units become nonforfeitable and are paid in accordance with Article IV hereof or (b) the time when the Grantee’s right to receive payment for the Restricted Stock Units is forfeited in accordance with the provisions of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with a number of additional Restricted Stock Units (which need not be a whole number) equal to the quotient of (x) the product of (i) the dividend declared per Share multiplied by (ii) the applicable number of Restricted Stock Units that remain subject to this Agreement (including any Restricted Stock Units representing previously-credited Dividend Equivalents), divided by (y) the Fair Market Value of a Share on the date such dividend is paid to shareholders. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Restricted Stock Units based on which the Dividend Equivalents were credited, and such additional Restricted Stock Units (rounded to the nearest whole Restricted Stock Unit) shall be paid in Shares at the same time as the Restricted Stock Units to which they relate are paid.
Section 5.6 - Restrictions. Restricted Stock Units granted pursuant to this Agreement shall be subject to Section 5.9 of the Plan and all applicable policies and guidelines of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).
ARTICLE VI
MISCELLANEOUS
Section 6.1 - Administration. The Committee has the power to interpret the terms of the Restricted Stock Units, the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 6.2 - Restricted Stock Units Not Transferable. Neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 6.3 - Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Grantee further acknowledges that the Company and the Employer (i) make no representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Unit to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Section 6.4 - Withholding.
(a)As of the date that all or a portion of the Restricted Stock Units become settled pursuant to Section 4.1 or 4.2 hereof, the Company will, on a mandatory basis in accordance with Section 16.1(a) of the Plan, withhold a number of Shares underlying the then vested Restricted Stock Units with a fair market value equal to the aggregate amount required by law to be withheld by the Company in connection with such vesting for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of U.S. federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 6.4 shall be deemed to have first been paid to the Grantee.
(b)In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Grantee’s acceptance of the Restricted Stock Units, the Grantee authorizes that the Company, or the Employer, as applicable, to satisfy any withholding obligation by (1) withholding from any compensation otherwise due to the Grantee, or (2) requiring payment in cash.
(c)Depending upon the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts (in accordance with Section 16.1 of the Plan) or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent Shares.
Section 6.5 - Data Privacy.
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent.

(b)Stock Plan Administration Service Providers. The Company will transfer Data to E*TRADE Financial Corporate Services, Inc. (including its affiliated companies) (collectively, “E*TRADE”), which is assisting the Company with the implementation, administration and management of the Plan. The Grantee may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Plan. In the future, the Company may select different or additional service providers and share Data with such other provider(s) serving in a similar manner.
(c)International Data Transfers. The Company and E*TRADE are based in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S. If the Grantee is outside the U.S., the Grantee should note that his or her country has enacted data privacy laws that are different from the U.S. For example, the European Commission has issued a limited adequacy finding with respect to the U.S. that applies only to the extent companies register for the EU-U.S. Privacy Shield program. As a result, in the absence of appropriate safeguards, the transfer of Data to the U.S. or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards to the Grantee or administer or maintain such awards.
(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the local human resources representative.

By accepting the Restricted Stock Units and indicating consent via the Company’s acceptance procedure, the Grantee is declaring agreement with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, the Grantee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Grantee provide another data privacy consent. If applicable, the Grantee agrees that upon request of the Company or the Employer, the Grantee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
Section 6.6 - Notices. Any notice to be given under the terms of this Agreement to the Company shall be provided to the Chief Administrative Officer and Corporate Secretary, with a copy to the Grantee’s supervisor, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 6.6, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 6.6. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 6.7 - Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 6.8 - Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 6.9 - Applicability of Plan. The Restricted Stock Units and the Shares issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Restricted Stock Units and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 6.10 - Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.
Section 6.11 - Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
Section 6.12 - Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 6.12 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 6.12 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within 60 days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 6.12 shall remain in effect throughout the Grantee’s employment with the Company or any Subsidiary and for a period of five (5) years following the Grantee’s Termination of Service.
Section 6.13 - Section 409A.
(a)The Award is intended to comply with the “short-term deferral” rule set forth in U.S. Treasury Regulation Section 1.409A-1(b)(4) and, to the maximum extent permitted, this Agreement shall be construed and administered consistent with such intent. Notwithstanding anything contained herein to the contrary, if the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A, references in this Agreement (including in Section 4.1), to payment or settlement of amounts under this Agreement within the “short-term deferral” period determined under U.S. Treasury Regulation Section 1.409A-1(b)(4), shall not apply, and instead payments will be made on the applicable payment date or a later date within the same taxable year of the Grantee, or if such timing is administratively impracticable, by the 15th day of the third calendar month following the date specified herein. For clarity, the Grantee is not permitted to designate the taxable year of payment. Notwithstanding anything contained herein to the contrary, if the Grantee is a “specified employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)), then the issuance of any Shares that would otherwise be made on the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service (or upon death, if earlier), with the balance of the Shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of taxation in respect of the Shares under Section 409A. A termination of employment or service shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts that are considered deferred compensation under Section 409A upon or following a termination of employment or service, unless such termination is also a “separation from service” (within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)) and the payment thereof prior to a “separation from service” would violate Section 409A. Each installment of Shares that becomes payable in respect of vested Restricted Stock Units subject to the Award is a “separate payment” for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.

(b)In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Restricted Stock Units and this Agreement.
(c)Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and the terms of the Restricted Stock Units as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.
Section 6.14 - Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 6.15 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 6.16 - Insider Trading/Market Abuse Laws. The Grantee acknowledges that depending on the Grantee’s country, the broker’s country, or where Shares of the Company are listed, the Grantee may be subject to insider trading and/or market abuse laws in applicable jurisdictions, which affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to such Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as the Grantee is considered to have “material nonpublic information” or “inside information” (as defined by the laws or regulations in the relevant jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy. The Grantee acknowledges that it is his or her responsibility to be informed of and compliant with any such laws, and that the Grantee should speak to his or her personal advisor on this matter.

Section 6.17 - Foreign Asset/Account Reporting and Tax Requirements. The Grantee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Grantee’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends and/or Dividend Equivalents paid on Shares acquired under the Plan) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. In addition, the Grantee may be subject to tax payment and/or reporting obligations in connection with any income received under the Plan and/or from the sale of Shares. The Grantee acknowledges that it is the Grantee’s responsibility to be compliant with such regulations, and the Grantee should consult his or her personal legal advisor for any details.
Section 6.18 - Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 6.19 - Country-Specific Terms and Conditions. Notwithstanding any provisions in this Agreement, the Restricted Stock Units and the Shares subject to the Restricted Stock Units shall be subject to any special terms and conditions for the Grantee’s country set forth in the Appendix attached hereto. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
Section 6.20 - Language. The Grantee acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Grantee to understand the terms of this Agreement and any other documents related to the Plan. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 6.21 - Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other interested persons.
Section 6.22 - Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Section 6.23 - Acceptance of the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units. The Grantee further acknowledges the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee understands and agrees that the Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan and before taking any action related to the Plan.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

By: Scott T. Jarboe
Its: Chief Administrative Officer &
Corporate Secretary

The Grantee declares that he or she expressly agrees with the data processing practices described in Section 6.5 of this Agreement and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned in Section 6.5 of this Agreement, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described in Section 6.5 of this Agreement. The Grantee understands that by clicking “Accept” in the Plan’s online administration site is a condition of receiving the Restricted Stock Units and that the Company may forfeit the Restricted Stok Units if a signature is not obtained. The Grantee understands that he or she may withdraw consent at any time with future effect for any or no reason as described in Section 6.5 of this Agreement.

Note: The Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

APPENDIX

PEABODY ENERGY CORPORATION
2017 INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Appendix includes special terms and conditions applicable to the Grantee if the Grantee is in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Agreement. If the Grantee is a citizen or resident of a country other than the one in which he or she is currently working, or if the Grantee transfers employment or residency to another country after the Restricted Stock Units are granted, the Company, in its discretion, will determine the extent to which the terms and conditions set forth in this Appendix will apply to the Grantee.
This Appendix also includes notifications relating to exchange control, foreign asset / account reporting requirements and other issues of which the Grantee should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2021. Such laws are often complex and change frequently. As a result, the Grantee should not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or the Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to the Grantee’s particular situation. The Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Grantee is a citizen or resident of a country other than the one in which he or she is currently working, or if the Grantee transfers employment or residency to another country after the Restricted Stock Units are granted, the information contained herein may not be applicable to the Grantee.

AUSTRALIA
Terms and Conditions
Australian Offer Document. The offer of Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the offer of Restricted Stock Units to Australian resident employees, which will be provided to the Grantee with the Agreement.
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers (such as the transfer of proceeds of the sale of Shares back to Australia). If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transaction, then the Grantee will need to file report on his or her own behalf.
Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
CHINA
Terms and Conditions
Settlement of Vested Restricted Stock Units. This provision replaces Section 4.1 of the Agreement with respect to the form of settlement of the Restricted Stock Units:
Notwithstanding anything in the Agreement, the Restricted Stock Units do not provide the Grantee with any right to receive Shares. Upon vesting, the Restricted Stock Units shall be settled and paid only in cash through local payroll in an amount equal to the fair market value of the Shares at vesting less any Tax-Related Items. The Grantee agrees to bear any currency fluctuation risk between the time the Restricted Stock Units vest and the time the cash payment is distributed to the Grantee.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. This section supplements Section 6.3 of the Agreement:
Without limitation to Section 6.3 of the Agreement, the Grantee agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning Section 13(k) of the Exchange Act) at the time of the taxable event, the terms of the immediately foregoing provision may not apply to the Grantee if the indemnification is viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in the Plan or Section 6.4 of the Agreement.

EXHIBIT A
RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “RCA”) dated [__] January 2022, is by and between PEABODY ENERGY CORPORATION, a Delaware corporation and PEABODY ENERGY AUSTRALIA COAL PTY LTD (collectively the “Company”), and (“Grantee”).

WHEREAS, Grantee has been offered employment with PEABODY ENERGY AUSTRALIA COAL PTY LTD pursuant to an employment agreement (the “Employment Agreement”);
WHEREAS, Grantee is a recipient of a 2022 Global Restricted Stock Unit Grant (the “Award”) under the Company’s Peabody Energy Corporation 2017 Incentive Plan, as amended from time to time (the “Plan”);

WHEREAS, Grantee acknowledges and agrees that he or she has access to and/or knowledge of certain trade secrets and other Confidential Information regarding the Company;
WHEREAS, the Company has spent and will continue to expend substantial amounts of time, money, and effort to develop its Confidential Information and Grantee acknowledges benefitting from these efforts;
WHEREAS, the Company deems it essential to the protection of its Confidential Information and competitive standing in its market to have senior employees such as Grantee who are recipients of Awards subject to reasonable restrictive covenants;

WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its Confidential Information and competitive standing; and

NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.
1.Grantee has been informed and is aware that the execution of this RCA is a necessary term and condition of Grantee’s Employment Agreement and the receipt of the Award.
2.The term “Confidential Information” as used in this RCA shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, data, materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public.

a.While employed by the Company and at all times thereafter, Grantee will keep Confidential Information, including trade secrets, confidential and shall not directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Grantee’s duties for the benefit of the Company or any subsidiary of the Company), any secret or Confidential Information.
b.At the termination of Grantee’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Grantee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Grantee’s possession or under Grantee’s control whether prepared by Grantee or others.
3.In consideration of the Company’s obligations under the Employment Agreement, and the Global Restricted Stock Unit Agreement (“Agreement”), Grantee agrees that while employed by the Company and for the Non-Compete Period thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries within the Restraint Area.
4.In consideration of the Company’s obligations under the Employment Agreement and the Agreement, Grantee agrees that while employed by the Company and for the Non-Solicit Period thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is employed by the Company and who Grantee had contact with in the twelve (12) months which preceded the termination of Grantee’s employment with the Company or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company who Grantee had contact with in the twelve (12) months which preceded the termination of Grantee’s employment with the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).
5.For purposes of this RCA, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: development of new thermal and metallurgical mines, active metallurgical and thermal coal mining, preparation and sale; the marketing, brokering and trading of metallurgical and thermal coal; and the optimization of our metallurgical and thermal coal reserves; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Grantee from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

6.Grantee agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients. This restriction is not intended to prevent or restrict the Grantee from participating in normal employment processes or accessing internal grievance procedures including the Tell Peabody procedure, nor is it intended to restrict or prevent the Grantee from making an external disclosure which is protected by whistleblower protection legislation.
7.Upon the termination of Grantee’s employment for any reason, Grantee or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Grantee’s possession or under his or her control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.
8.Grantee agrees that the covenant not to compete, the covenant not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Grantee and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Grantee agrees that any breach of the covenants contained in this RCA would irreparably injure the Company. Accordingly, Grantee agrees that, in the event that Grantee violates this RCA, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the agreements evidencing the Award, cancel and recoup any portion of the Award already paid to the extent required by law, regulation or listing requirement, or permitted by any Company policy adopted pursuant thereto. The Company may also seek an injunction against Grantee from any court having jurisdiction over the matter restraining any further violation of this RCA by Grantee.
9.Within this RCA, “Non-Compete Period” means:
a.12 months, but if that is unenforceable;
b.6 months, but if that is unenforceable;
c.3 months, but if that is unenforceable;

d.1 month.
10.Within this RCA, “Non-Solicit Period” means:
a.12 months, but if that is unenforceable;
b.6 months, but if that is unenforceable;
c.3 months, but if that is unenforceable;
d.1 month.
11.Within this RCA, “Restraint Area” means:
a.The world, but if that is unenforceable;
b.Australia, the U.S. and other countries in which the Company has operations, but if that is unenforceable;
c.Australia and the U.S., but if that is unenforceable;
d.Australia.
12.No waiver or modification of all or any part of this RCA will be effective unless set forth in a written document signed by both the Company and Grantee expressly indicating their intention to waive or modify the specified provisions of this RCA. If the Company chooses not to enforce its rights in the event Grantee or any other recipient of an Award breaches some or all of the terms of this RCA, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Grantee of this RCA, regardless of whether the breach is of a similar nature or not.
13.This RCA accurately sets forth and entirely sets forth the understandings reached between Grantee and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this RCA, they are specifically superseded by this RCA and have no effect except, should Grantee be subject to non-compete and non-solicitation obligations (“Restrictive Covenants”) pursuant to an employment agreement or other agreement between Grantee and the Company or one of its subsidiaries or affiliates, Grantee shall continue to be bound by the terms of those Restrictive Covenants and they shall run concurrently with those set forth in this RCA. Further, notwithstanding the foregoing, Grantee agrees that if Grantee is subject to a longer Notice Period pursuant to an employment agreement or other agreement between the Grantee and Company or one of its subsidiaries or affiliates other than that set forth in Section 5.2 of the Global Restricted Stock Unit Agreement, Grantee shall continue to be bound by the longer notice period. This RCA is binding on Grantee and the Company, and their respective successors, assigns and representatives.
14.The parties each agree that (a) this RCA (including any counterpart of this RCA) may be executed by a party giving their electronic signature (or 'e signature') through an electronic communication rather than signing below; (b) consent to the receipt of an electronic signature through an electronic communication from any other party for the purposes of the execution of this RCA; and (c) acknowledge that the giving of an electronic signature through an electronic communication by any party will (i) capture data to identify that party and the fact they have provided their electronic signature; and (ii) indicate the intention of that party to execute and be bound by this RCA.

15.This RCA shall be construed, interpreted and governed in accordance with the laws of Queensland, Australia, without reference to rules relating to conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this RCA has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

                            By: [________]
    Its: [________]

PEABODY ENERGY AUSTRALIA
COAL PTY LTD

By: [________]
Its: [________]

Note: The Grantee is deemed to have executed this RCA upon clicking “Accept” in the Plan’s online administration site.

EXHIBIT B
Enhancement Performance Factors

Enhancement Restricted Stock Units will be eligible to vest based on [EBITDA over plan during the period from [__] to [__]], as set forth below.

	[% of EBITDA Over Plan]	Enhancement Restricted Stock Units Eligible to Vest
Threshold Level of EBITDA	[_____]	50% of Restricted Stock Units set forth on signature page hereto
Maximum Level of EBITDA	[_____] or greater	100% of Restricted Stock Units set forth on signature page hereto

Number of Enhancement Restricted Stock Units eligible to vest for performance between the Threshold Level and the Maximum Level will be based on a straight line interpolation.